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                                                                   Exhibit 10.41
June 12, 1997

                                                Via Home Facsimile: 602-661-8497
                                                CONFIDENTIAL

David Teckman
11270 E. Del Timbre
Scottsdale, AZ  85259


Dear Dave,

This letter confirms our formal offer to you to join Summit Medical Systems as Vice President of Sales reporting to me. Your employment would officially begin as of August 6, 1996.

The following points cover the details of our proposal. I have worked through these items with you and regard this letter as a firm proposal, other than possible 'form' changes to point number 3.

1. Upon joining Summit you will receive an incentive stock option (ISO) equal to 120,000 shares at the market price as of your start date ($18.50). As per our present plan they will vest equally over 5 years. With a "change of control" all unvested options would vest immediately.

2. For fiscal years 1997 and 1998 we are working on putting in place a performance option program for Senior Management that will be based on achieving annual earnings (purchase) goals. The performance grant would be made at the beginning of each fiscal year.

3. Your annualized salary and bonus program for 1996 and 1997 will consist of a $130,000 base and $70,000 incentive compensation piece both payable in the form of options. We propose that a small portion of your base salary (approximately $500 per month) be paid in cash to cover payment of employee/dependent medical coverage. For 1996, this total compensation, prorata from your start date, will be guaranteed assuming continued employment. For 1997 we will guarantee base $130,000 and $20,000 of incentive compensation. Vesting for 1996 and 1997 will occur in January 1997 and January 1998, respectively. The remaining incentive compensation of $50,000 will be awarded in the form of stock options with normal five year vesting, but would vest immediately as of January 1998 in the event you achieve 90% of sales quota. For every 10% over quota, an additional 7,500 options will be issued to you at the then current market price.
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     In the event you were to depart Summit for reasons that were your own or performance related, the guaranteed portion of 1996 would be base salary. The prorata incentive would be paid based on percent of quota achieved for the second half of 1996.

     Options will be awarded at a ratio of 3x. This is determined by taking your remuneration (e.g., $200,000) divided by the option price (e.g., $18.50) which would equal the option number (e.g., 10,810). This would then be multiplied by 3x to derive the number of options you would be awarded (e.g., 32,430).

4. Regarding compensation for moving and relocation expenses it is with an understanding to have you family move to Minnesota as soon as possible. Summit is willing to subsidize if necessary an interim living allowance. The intention with this program is to take the "pain" out of your move (e.g., closing costs, moving).

5.   We will provide a car allowance of $400 per month.

6. In the event your employment is terminated any time during the first twelve months, Summit would provide your salary compensation for an additional twelve months or until you found employment, whichever occurs first. In the event you were terminated after twelve months, Summit would provide salary compensation for up to six months or until you found employment. In the event there was a change of control, compensation would be covered for twelve months.

7. Your employment is contingent upon signing a mutually acceptable noncompete agreement and a confidentiality agreement.

8. Your employment at Summit Medical and the terms of this letter are contingent upon your finalizing your transition from your current position and joining Summit by September 1, 1996. We want to insure that we take all measures such that you leave your current employment under good terms and that neither you, nor Summit, or I are viewed as having done anything inappropriate.
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Dave, we are very excited about your plans to join Summit.  We believe your contribution to the company will be significant and our offer reflects our serious commitment to support your professional and financial goals long term.

Please sign both copies and retain one for your records.


Sincerely,



Kevin R. Green



Accepted by:



_______________________________         ____________________________________
David Teckman                           Date



KRG/vjr


cc:  Kathy Pinger, Human Resources Manager
     Tony Rees, Chief Financial Officer